FOR IMMEDIATE RELEASE

August 14, 2008

The Castle Group, Inc. Announces

 Financial Results for Second Quarter 2008

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Despite lagging Hawaii Tourism, Total Revenues for the second quarter decreased only 5% to $4,622,369 from $4,840,561 in the second quarter of last year.

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Due to Castle’s diversification strategy, overall Revenues for Management and Service increased 33% to $593,298 from $446,578 for the second quarter

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Increase in Net Loss to $545,882 from $170,208 last year is mainly reflective of the downturn in Hawaii Tourism.

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Expects to announce several additional  properties added to the portfolio in the third quarter

Honolulu, Hawaii – The Castle Group, Inc. (OTCBB: CAGU) holding company for Castle Resorts & Hotels, today announced its financial results for the  second quarter of 2008 ending June 30, 2008.

Total Revenues for the second quarter dropped 5% to $4,622,221 from $4,840,561 in large part due to decreases in occupancy and room rates in Hawaii during the second quarter.  This is reflective of the overall softening of the Hawaii tourism market during the period.  Castle’s operations outside of Hawaii tempered the impact on the overall revenue picture.  ”This is indicative of the weakened tourism economy in Hawaii and Castle’s diversification strategy overall,” said Alan Mattson, President and COO of The Castle Group, Inc.  He continued, “While Total Revenues decreased overall, the non-Hawaii properties performed very well and offset to some extent the impact from properties in Hawaii.”  On a related note, Castle’s management and services revenue increased by $146,650 or 33% to $593,228 which reflects the  expansion in the number of properties under Net Contracts during the past year.

Commenting on the results, Chairman and CEO of The Castle Group, Inc., Rick Wall said, “Tourism is in a difficult time in Hawaii, there is no doubt about it, and this is reflected in our numbers.  We are, and will continue to be, focused on supporting our operations in Hawaii.  In view of present trends we have also initiated programs which are expected to reduce operating expenses throughout our operations in excess of $750,000 from previously planned levels for the second half of 2008.

Second  Quarter 2008 and Year to Date Financial Results

Total Company revenues decreased by 5% to $4.6 million for the three months ended June 30 , 2008 from $4.8 million in the comparable period in 2007. Year to date Total Revenues increased 7% to $10.6 million resulting from new properties under contract, the strengthening of the New Zealand dollar, and changes in rates and occupancy at the properties under Castle’s management worldwide primarily in the first quarter.

Operating Expenses during the second quarter increased 8% year over year to $5.4 million from $5.0 million as result of increases in property expense and corporate expenses related to the new properties added in the past year.  Operating Expenses increased 12% to $11.2 million from $10.0 million in the first six months of 2007 also as a result of expenses related to additional properties added to the portfolio in the past year.

Net Loss for the quarter was $545,882 as compared to $170,208 in the same quarter last year. Year to date the Net Loss totaled $446,224 as compared to $149,678 for the first six months of 2007.

“On the positive side, we continue to add new property contracts to the list and expect to announce adding several properties to our portfolio in the third quarter” said Rick Wall, Chairman and CEO of the Castle Group, Inc.

For more information see the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30 , 2008, as filed with the Securities and Exchange Commission.

About The Castle Group, Inc.

Headquartered in Honolulu, The Castle Group, Inc. provides management and related hospitality services to hotel and resort condominiums under the trade name “Castle Resorts & Hotels.”  Since 1993, Castle’s geographic presence has expanded from the Hawaiian Islands to additional markets throughout the Asia/Pacific region, including Guam, Saipan, Thailand, and New Zealand.  Castle’s services include pre-opening technical services, customized hotel and resort operations management, state-of-the-art sales, marketing and reservations, expert property management and cost-effective renovations and interior design.  Castle offers travelers accommodations ranging from hotel guest rooms to fully equipped spacious resort condominiums.

This press release contains forward-looking statements made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements are based upon the current plans, estimates, and projections of The Castle Group’s management and are subject to risks and uncertainties which could cause actual results to differ from the forward looking statements.  These include, but are not limited to, risks and uncertainties outlined in the Company’s periodic filings with the U.S. Securities and Exchange Commission.  The Castle Group does not assume any obligation to update the information contained in this press release.

For more information, please contact:

Company Contact:

Donna Wheeler, Senior Director of Marketing

The Castle Group

Toll-Free: (800)-733-7753 (U.S./Canada/Guam/Saipan)

(808) 524-0900

(808) 521-9994 (fax)

pr@castleresorts.com

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